UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/17/2009

Law Enforcement Associates Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49907

Nevada	56-2267438
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2609 Discovery Drive, Suite 125, Raleigh, NC 27616
(Address of principal executive offices, including zip code)

(919) 872-6210
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 17, 2009, Alan Terry resigned as interim President and Chief Executive Officer and director of Law Enforcement Associates Corporation (the "Company") effective as of close of business on December 18, 2009 (the "Effective Time"). At its meeting on December 17, 2009, the Board of Directors (the "Board") accepted Mr. Terry's resignation and elected Paul Briggs as the Company's President and Chief Executive Officer, and appointed him as a director, all as of the Effective Time. Mr. Briggs will receive a salary of $135,000 annually for his service as President, Chief Executive Officer and Chief Financial Officer. His term as director will run until the Company's next annual meeting of shareholders, which we anticipate will be held in late spring 2010.

Mr. Briggs, 39, has previously served as the Company's Chief Financial Officer and Principal Accounting Officer since May 5, 2008. He was appointed Secretary in May 2009 and Treasurer in September 2009. He joined the Company in January 2008 as Financial Controller. Mr. Briggs holds a Master of Science degree in Accounting from East Carolina University which he received in May 1999. Previously, he was employed by Arthur Anderson LLP as senior auditor in their Greensboro, North Carolina office. In May 2002, Mr. Briggs became a senior internal auditor for VF Corporation in Greensboro, North Carolina. In April, 2007 he became the controller of Ikex, Inc. and Ikex LLC/Hanes Companies located in Middlesex, North Carolina. In November, 2007 Mr. Briggs joined Jarco Supply in Youngsville, North Carolina as operations manager. Mr. Briggs served in the U.S. Navy from April 1990 to March 1994.

On December 21, 2009, the Company issued a press release announcing Mr. Briggs' appointment. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

The following exhibit is furnished as part of this report:

Exhibit

Number        Description
99.1        Press Release dated December 21, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Law Enforcement Associates Corporation

Date: December 21, 2009	By:	/s/ Paul Briggs
Paul Briggs
President, Chief Executive Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release dated December 21, 2009